                                                           EXHIBIT 14(a)(1)(i)

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GMAC Commercial Mortgage Corporation                        Diane M. Norberg
100 South Wacker Drive                                      Vice President
Suite 400                                                   CMBS Compliance
Chicago, IL 60606
Tel. 312-845-8539
Fax 312-845-8617


March 3, 1998

Banc One Management and Consulting Corporation
Attn:  Chip Thies
1717 Main Street, 12th Floor
Dallas, TX  75201


                           J.P. MORGAN 1996 C2 AND C3

                              OFFICER'S CERTIFICATE

                           ANNUAL COMPLIANCE STATEMENT


                           For the Year Ended 12/31/97


Pursuant to the requirements of Section 3.07 of that certain Servicing Agreement governing the referenced Trust, it is hereby certified that (i) the undersigned has completed a review of the activities and performance of GMAC Commercial Mortgage Corporation (GMACCM), as Servicer, related to its obligations under the Servicing Agreement for the past calendar year; and (ii) to the best of the undersigned's knowledge on the basis of that review GMACCM as Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such calendar year in all material aspects.


/S/ Diane M. Norberg                   March 5, 1998
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Diane M. Norberg
Vice President                         Date

cc:     State Street Bank and Trust Company
        ATTN:  Karen Beard
        Corporate Trust Department
        Two International Place, 5th Floor
        Boston, MA  02110

        Morgan Guaranty Trust Company of New York
        ATTN:  Nancy Alto
        c/o J.P. Morgan Securities, Inc. as Agent
        60 Wall Street
        New York, NY 10260-0060